CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Prospectus, constituting a part of Amendment No. 3 to the Registration Statement on Form S-1 of Zoo Entertainment, Inc., of our report dated March 31, 2010, except for the effects of the retroactive adjustment for the one-for-600 reverse stock split described in Note 3 to the Consolidated Financial Statements, which the date is May 10, 2010, relating to the consolidated financial statements of Zoo Entertainment, Inc and subsidiaries as of December 31, 2009 and 2008 and for the years then ended, which appears elsewhere herein.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Amper, Politziner & Mattia, LLP

June 25, 2010
New York, New York